EXHIBIT 99.1

Press Release dated March 5, 2003

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
David L. Kalkbrenner, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5767	(310) 208-2550
Steven C. Smith, EVP, CAO and CFO
(650) 813-8222

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP PROVIDES

UPDATE ON REGULATORY MATTERS AND GUIDANCE

PALO ALTO, Calif.—March 5, 2003—Greater Bay Bancorp (Nasdaq:GBBK), an $8.1 billion in assets financial services holding company, reported that the Federal Reserve Board has accepted the Company’s corrective action plan required under the cure agreement with the Federal Reserve. The corrective action plan covers the enterprise wide risk management enhancements that the Company must complete by July 7, 2003.

David L. Kalkbrenner, president and chief executive officer, commented, “The Company has made substantial progress in enhancing its enterprise wide risk management program. Prior to receipt of the regulatory notice, we had dedicated significant time and resources to addressing risk management within our organization, including the appointment of a chief risk officer in December 2002. We anticipate completing all of the corrective actions well in advance of the end of the cure period.”

Credit Quality Update

For the first quarter of 2003, the Company expects net charge-offs to be in a range modestly higher than charge-offs incurred during the fourth quarter of 2002. Real estate loan losses for the first quarter are expected to be less than 10 basis points to total loans on an annualized basis. At December 31, 2002, the Company’s allowance for loan and lease losses was $130 million or 2.70% of total loans at that date.

According to Mr. Kalkbrenner, “To date, our relationship lending philosophy has resulted in limited losses in our real estate loan portfolio. However, we fully acknowledge the challenging economic conditions in our market areas and we will continue to be vigilant in our credit risk management program.”

Updated 2003 Performance Guidance

The Company reported a downward revision to its 2003 performance guidance. The revision is prompted by two primary factors. First, the Company’s de-leveraging strategy has resulted in new investment yields being lower than originally forecast, as the market anticipates interest rates continuing at lower levels throughout 2003. The market’s expectations regarding a delay in rising interest rates results in our full year forecast for investment securities income to decline, which produces lower net interest income on a consolidated basis for the Company.

The second factor that leads the Company to revise its guidance is the information it is receiving from clients related to their business growth expectations for 2003. While in the latter part of 2002 they were cautiously optimistic regarding expectations for 2003, they are now indicating growth in their businesses for 2003 will be slow, with growth deferred toward the latter half of the year. This is consistent with the Company’s loan growth results for the first two months of 2003.

Mr. Kalkbrenner added, “Given the challenging economic and market interest rate environment, which has resulted in business growth continuing to lag our original expectations and investment portfolio yields being lower than anticipated, we felt it was appropriate to report the impact of these items on our 2003 expectations.”

Based on these factors, the Company is revising its 2003 earnings per share and business drivers guidance as follows:

2003 Earnings Per Share Guidance

•	First quarter fully diluted earnings per share in the range of $0.47 to $0.50
•	Full year fully diluted earnings per share in the range of $2.09 to $2.17

2003 Key Business Drivers

•	Average loan growth—mid to high single digit, but focused more on growth in the second half of 2003
•	Average deposit growth—high single digit, but focused more on growth in the second half of 2003
•	Net interest margin—continued pressure due to economic conditions and competitive environment

Greater Bay Bancorp through its eleven subsidiary banks, Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Golden Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula BankofCommerce and San Jose National Bank, along with its operating divisions, serves clients throughout Silicon Valley, San Francisco, the San Francisco Peninsula, the East Bay Region, the North Bay Region and the Central Coastal Region. ABD Insurance and Financial Services, a wholly owned subsidiary of Greater Bay Bancorp, provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements relate to the Company’s current expectations regarding future operating results, net loan charge-offs, asset quality, level of loan loss reserves, growth in loans, deposits and assets, continued success of its Regional Community Banking strategy and the strength of the local economy. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward looking statements. These risks and uncertainties include, but are not limited to: (1) the impact of changes in interest rates, a decline in economic conditions at the international, national and local levels and increased competition among financial service providers on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest spread, and the quality of the Company’s earning assets; (2) any difficulties that may be encountered in integrating newly acquired businesses and in realizing operating efficiencies; (3) government regulation; (4) the risks relating to the Company’s warrant positions; and (5) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001.

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